Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

AGILE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$10,651,963	0.0001476	$1,572.23
Fees Previously Paid	—		—
Total Transaction Valuation	$10,651,963
Total Fees Due for Filing			$1,572.23
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,572.23

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 25, 2024, by and among Insud Pharma, S.L, Exeltis Project, Inc., and Agile Therapeutics, Inc.

i.	Title of each class of securities to which the transaction applies: common stock, par value $0.0001 per share (the “Common Stock”), of Agile Therapeutics, Inc.

ii.	Aggregate number of securities to which the transaction applies: As of the close of business on

July 10, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 7,007,871, which consists of:

a.	6,904,498 issued and outstanding shares of Common Stock; and

b.	103,373 shares of Common Stock were subject to issuance pursuant to outstanding Company RSUs.

iii.

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on July 10, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 6,904,498 shares of Common Stock multiplied by the Common Stock Merger Consideration of $1.52 per share; and

b.	the product of 103,373 shares of Common Stock subject to outstanding Company RSUs multiplied by the Common Stock Merger Consideration of $1.52 per share.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001476.